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NANOVIBRONIX PROVIDES BUSINESS UPDATE IN LETTER TO SHAREHOLDERS

ELMSFORD, N.Y., November 15, 2022 — NanoVibronix, Inc., (NASDAQ: NAOV), a medical device company utilizing the Company’s proprietary and patented low intensity surface acoustic wave (SAW) technology, today provided the following business update in a letter to shareholders from its Chief Executive Officer, Brian Murphy:

To Our Shareholders:

Today, I would like to provide you with an update on the progress we are making towards scaling our business and unlocking the full value of our products. We continue to believe that our vision for a fully commercialized portfolio of distinct and effective therapies will be realized. The long-term investment thesis for our business remains unchanged despite elongated regulatory approvals and near-term challenges we are working to overcome.

Sales and Distribution

Currently, the majority of our sales, more than 90% for the first nine months of 2022, are derived from our relationships with outside distributors in the US market.

In the Workers’ Compensation market, we continue to sign additional contracts that increase access to our products and streamline the claims and reimbursement processes for providers and their patients. We attended the Workers’ Compensation Institute (WCI) national conference in August. The WCI conference brings together insurance companies, clinicians, key decision makers and influencers. While at the conference we met with several prospective TPA customers who have needs for pain resolution products for their patients.

In our Veterans’ Administration sales channel, we continue to improve penetration within the VA hospitals and facilities, which we believe will lead to increased revenues starting in the fourth quarter of this year. We have overcome early administrative challenges that hindered orders. Our VA partner, Delta Medical, continues to add resources and has intensified its efforts to serve more patients. With broad clinician support, our products are available in more than 100 veterans’ facilities across the U.S.

We hope to bolster our sales by adding international distribution partners. On that front, we are currently in negotiations with a European-based partner to assist us with obtaining qualified distributors and potentially, private label partners for sales of our UroShield product.

Operations

Significantly, we recently completed the transition of most of our third-party manufacturing operations to Singapore and received our first finished product in September. The shift of manufacturing to Singapore reduces our risk to supply disruptions and geopolitical instability and puts us in a stronger position to scale our manufacturing and increase throughput as needed.

Advancement of Regulatory Approvals and Research

We continue to advance our efforts related to regulatory approvals and research on multiple fronts.

PainShield was granted a dedicated reimbursement code (K1004) by the Centers for Medicare and Medicaid (CMS) in 2021, which was an initial step towards paving the way for many millions of beneficiaries enrolled in Medicare to have access to our product. Pricing was not established at that time, and our efforts to obtain favorable pricing resulted in a denial, pending further testing of the device’s life expectancy. Testing to gather life expectancy data began in October, and we are preparing to demonstrate the life expectancy in the next few months. We are hopeful of a positive outcome that will allow us to secure pricing and remove the barriers for distribution to beneficiaries under Medicare.

Similarly, approval of PainShield Plus by the U.S. Food and Drug Administration (FDA) has been slower than we had hoped. Following submission of a Special 510K application, the FDA has requested clarifications and requested that we discontinue any new marketing of our PainShield Plus products until we receive formal approval that the devices meet the predicate product category specifications. We are engaged with two separate engineering firms to assist with the preparation of additional test data that was requested by the FDA. This delay has hindered an increase in purchasing volumes. Although, we continue to believe that upon approval, this product will be back on track and increase our revenue from certain channels.

Upon FDA approval of our Painshield Plus product, we expect to submit PainShield Relief, our over-the-counter product, to the FDA, pending a small-scale technical study. Given that this product would be made available without a prescription, we believe that the opportunities are vast. Not only should we be able to leverage our sports injury research, but also allow consumer access to a distinct and highly effective source of pain relief, at a reasonable pricing structure.

Leveraging on our contract with the NHS Supply Chain, we continue to make progress in attempting to prove the need and viability of our Uroshield product. The In Vivo study conducted by Southampton University in the United Kingdom, was recently completed. Interim results are pending. We anticipate two additional studies to be initiated in early 2023, one in the U.K. and one in the U.S. The market opportunities for UroShield are plentiful, and we expect contribution from this product will increase over time as we continue with our marketing initiatives and launch our ‘Gold Standard’ study.

Thank you for your continued support.

Kind regards,

Brian Murphy

Chief Executive Officer

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.